Exhibit 99.1

Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 381-6500
Enterprise Enters Into Agreement for $150 Million Private Sale of Common Units
     Houston, Texas (September 4, 2009) — Enterprise Products Partners L.P. (NYSE:EPD) today announced it has entered into an agreement to sell 5,940,594 common units representing limited partner interests of Enterprise in a private placement to EPCO Holdings, Inc., a privately held affiliate of Enterprise controlled by Dan L. Duncan, for approximately $150 million, or $25.25 per unit. The closing of the private placement is expected to occur on or about September 8, 2009.
     Enterprise intends to use the net proceeds from this private placement to temporarily reduce borrowings outstanding under its multi-year revolving credit facility, and for other general partnership purposes.
     This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described in this press release. The securities being offered in this private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
     Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and is a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil and petrochemicals. Enterprise transports natural gas, NGLs, crude oil and petrochemicals through approximately 36,000 miles of onshore and offshore pipelines. Services include natural gas transportation, gathering, processing and storage; NGL fractionation (or separation), transportation, storage, and import and export terminaling; crude oil transportation and offshore production platform; and petrochemical transportation and storage services. Enterprise Products Partners L.P. is managed by its general partner, Enterprise Products GP LLC, which is wholly owned by Enterprise GP Holdings L.P. (NYSE: EPE). For more information on Enterprise Products Partners L.P., visit www.epplp.com.
     This news release includes forward-looking statements. Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, that the private placement will not close on the date anticipated and factors discussed in Enterprise Products Partners L.P.’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:	Randy Burkhalter, Investor Relations, (713) 381-6812
Rick Rainey, Media Relations, (713) 381-3635
###